Exhibit 3.66

ARTICLES OF INCORPORATION

OF

DESERT PLUMBING & HEATING CO., INC.,

The undersigned, to form a corporation under Chapter 78 of the Nevada Revised Statutes, certify:

1.                                       Name

The name of the corporation is:

DESERT PLUMBING & HEATING CO., INC.

2.                                       Office

The principal office of the corporation in the State of Nevada is to be located at 530 South Fourth Street in the City of Las Vegas, County of Clark, State of Nevada. The corporation may also maintain an office or offices at such other places within or outside of the State of Nevada, as it may from time to time determine. Corporate business of every kind and nature may be conducted and meetings of Directors and Stockholders held, outside of the State of Nevada, the same as in the State of Nevada.

3.                                       Purpose

The corporation may engage in any lawful activity.

4.                                       Capital Stock

The total authorized capital stock of the corporation shall amount to Twenty Five Thousand Dollars ($25,000.00) and shall consist of Twenty Five Thousand (25,000) shares with a par value of One Dollar ($1.00) each.

5                                          Directors

The members of the governing board of the corporation shall be styled Directors and the number thereof, shall not be less than three (3). The number of Directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of the corporation, but the number shall not be reduced to less than three (3). Directors need not be Shareholders, but shall be of full age and at least one (1) shall be a citizen of the United States. The names and post office addresses of the first Board of Directors, which shall consist of three (3) persons, and who shall hold office until their successors are duly elected and qualified, are as follows:

Names	Addresses

Ivan S. Larkin	1614 Maryland Parkway
Las Vegas, Nevada 89104

Raymond L. Hodson	1648 Statz
North Las Vegas, Nevada 89030

Joann L. Hodson	1648 Statz
North Las Vegas, Nevada 89030

6.                                       Non-Assessable

The capital stock of the corporation after the amount of the subscription price, or par value, has been paid in money, property or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

7.                                       Incorporators

The name and post office address of each of the incorporators, which are three (3) in number, signing the Articles of Incorporation, is as follows:

Names	Addresses

H. E. Lewis	804 Saylor Way
Las Vegas, Nevada 89107

Suzanne Jerome	6529 Evergreen Avenue
Las Vegas, Nevada 89107

Shirley T. Rago	2721 Bennett Drive
Las Vegas, Nevada 89121

8.                                       Term

The corporation shall have perpetual existence.

EXECUTED this 19th day of May, 1977

/s/H.E. Lewis
H.E. LEWIS

/s/Suzanne Jerome
SUZANNE JEROME

/s/Shirley T. Rago
SHIRLEY T. RAGO

STATE OF NEVADA	)
	)	ss.
COUNTY OF CLARK	)

On this 19th-day of May, 1977, personally appeared before me, the undersigned, a Notary Public in and for said County and State, H. E. LEWIS, SUZANNE JEROME and SHIRLEY T. RAGO, known to me to be the persons described in and who executed the foregoing instrument, who severally acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

WITNESS my hand and official seal.

/s/Thomas R. Green
Notary Public

Notary Public State of Nevada
CLARK COUNTY
Thomas R. Green
My Commission Expires Aug. 31, 1980